Exhibit 99.1

The J. M. Smucker Company Completes Acquisition of Ainsworth Pet Nutrition, LLC, Maker of Rachael RayTM Nutrish® Pet Food

ORRVILLE, Ohio, May 14, 2018 – The J. M. Smucker Company (NYSE: SJM) (the “Company” or “Smucker”) announced today it has completed the acquisition of Ainsworth Pet Nutrition, LLC (“Ainsworth”) in a transaction valued at approximately $1.7 billion, after an estimated tax benefit of $200 million. The Company previously announced the signing of a definitive agreement to acquire Ainsworth on April 4, 2018.

Ainsworth is a leading producer, distributor, and marketer of premium pet food and pet snacks, predominately within the United States. Approximately two-thirds of Ainsworth’s sales are generated by the Rachael RayTM Nutrish® brand, which is driving significant growth in the premium pet food category.

“We are excited to have completed this transaction, which increases the scale and further accelerates the growth profile of our pet food and pet snacks business,” said Mark Smucker, Chief Executive Officer. “The Ainsworth team has done a tremendous job growing this business, building Rachael RayTM Nutrish® into one of the most recognizable premium pet food brands in the United States. We are pleased to welcome the Ainsworth employees into the Smucker family and look forward to working with this talented team as we continue to grow our pet food business together.”

As previously announced, in connection with the closing of the transaction, Jeff Watters, who served as the President and Chief Executive Officer of Ainsworth, has joined the Company, assuming the role of Senior Vice President and General Manager, Ainsworth. In this role, Jeff will support the integration of Ainsworth into the Company’s pet food business as a key member of the pet leadership team.

The Company funded the acquisition through the combination of a $1.5 billion term loan and borrowings under the Company’s commercial paper program.

About The J. M. Smucker Company

For more than 120 years, The J. M. Smucker Company has brought families together to share memorable meals and moments. Guided by a vision to engage, delight, and inspire consumers through trusted food and beverage brands that bring joy throughout their lives, Smucker has grown to be a well-respected North American marketer and manufacturer with a balanced portfolio of leading and emerging, on-trend brands. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Café Bustelo®, R.W. Knudsen Family®, Sahale Snacks®, Smucker’s® Uncrustables®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Rachael RayTM Nutrish®, Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, Natural Balance®, and Nature’s Recipe®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about our Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for Dunkin’ Donuts®, which is used under license: Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:	Media:
Aaron Broholm	Maribeth Burns
Vice President, Investor Relations	Vice President, Corporate Communications